UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2012

AUDIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35528	91-2061537
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 Clyde Avenue

Mountain View, CA 94043

(Address of principal executive offices) (Zip code)

(650) 254-2800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Audience, Inc. (the “Company”) has entered into an agreement dated June 5, 2012 (the “Lease”) with CarrAmerica National Avenue, L.L.C. (the “Landlord”) to lease an approximately 87,565 rentable square foot building to be constructed by the Landlord at 331 Fairchild Drive, Mountain View, California (the “Fairchild Facility”). The term of the Lease (the “Term”) is for ten years (plus any partial month at the beginning of the term) commencing on the date that the Landlord delivers possession of the completed Fairchild Facility to the Company, which commencement date shall be no earlier than June 1, 2013, subject to certain qualifications in the Lease. The Company has an option to extend the Term of the Lease for an additional five year period at a fair market rental rate, subject to specified terms and conditions in the Lease, including time periods when the option must be exercised and procedures to determine the fair market rental rate.

The Company is required to pay monthly base rent for the Fairchild Facility at an initial rate of $3.50 per rentable square foot of the Fairchild Facility for the first year of the Term. The monthly base rent will thereafter be increased annually by three percent (3%) on the first anniversary of the commencement date of the Term and each anniversary thereafter during the Term. The Company shall not be obligated to pay the base rent for the first month of the Term. In addition to such monthly base rent, the Company is required to pay to the Landlord as additional rent its proportionate share of certain operating expenses, insurance costs and taxes for each calendar year during the Lease Term.

The Company has agreed that the Landlord shall have a right to terminate the Lease on or before August 6, 2012 if the Landlord fails to obtain acceptable financing arrangements for the construction of the Fairchild Facility by such date.

The Lease also contains customary default provisions which give the Landlord the right to terminate the Lease and exercise other legally available remedies in the case of specified circumstances or events, including the Company’s failure to pay rent and failure to comply with other material obligations under the Lease subject to notice and a specified cure period. In the case of a default, the Landlord could terminate the Lease and evict the Company from the leased premises, seek damages from the Company, and exercise other legally available remedies.

The Company plans to relocate its corporate headquarters, and all employees currently based at 440 Clyde Avenue, Mountain View, California, to the Fairchild Facility upon completion of the Fairchild Facility and the Company’s improvements thereto, expected to occur in the fourth quarter of 2013.

The foregoing summary of the Lease is qualified in its entirety by reference to the full text of such agreement referenced as Exhibit 10.16 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.16	Office Lease, dated as of June 5, 2012 and executed on June 5, 2012, by and between Audience, Inc. and CarrAmerica National Avenue, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDIENCE, INC.

Date: June 11, 2012	By:	/s/ Kevin Palatnik
	Name:	Kevin Palatnik
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.16	Office Lease, dated as of June 5, 2012 and executed on June 5, 2012, by and between Audience, Inc. and CarrAmerica National Avenue, L.L.C.